                 AMENDMENT TO EMPLOYMENT AGREEMENT


     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment"), dated as of June 1, 1996, between First Nationwide Bank, A Federal Savings Bank (the "Company") and J. Randy Staff (the "Executive").

     The Company presently employs the Executive pursuant to that Employment Agreement between the parties dated as of February 1, 1995 (the "Agreement"). The Company and Executive desire to amend the Agreement to respond to certain recommendations made by the Office of Thrift Supervision, which regulates and oversees the operations of the Company.

     Accordingly, the Company and the Executive agree as follows:

1.   Amendments.

Pursuant to the requirements of Section 10.5 of the Agreement, the provisions of Section 4.3 of the Agreement are amended to add the following language to the end of such section:

     Termination for cause under the foregoing sentence shall also include the bases therefore set forth in the provisions of 12 C.F.R. Section 563.39(b)(1) or successor regulation defining termination for cause in employment agreements for employees of a savings association.

Further Section 1.2 is amended in its entirety and replaced with the following language:

     The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability, to devote the Executive's entire business time, energy and skill to such employment, and to use the Executive's best efforts, skill and ability to promote the Company's interests. The Executive further agrees to accept election, and to serve during all of any part of the Term, as an officer or director of the Company and of any subsidiary or affiliate of the Company, without any compensation therefor other than that specified in this Agreement, if elected to any such position by the shareholders or by the Board of Directors of the Company or of any subsidiary or affiliate, as the case may be. Notwithstanding the foregoing and other provisions of this Agreement, the Company acknowledges that the Executive has ownership interests in and serves as an officer and/or director of Ganado Bancshares, Inc. and American Bank, N.A. and will become a director of Liberte Investors. The Executive shall be permitted to maintain such ownership interests and positions so long as they do not interfere in any material way with the Executive's duties hereunder.

2.   No Other Amendments.

The balance of the provisions of the Agreement are not modified by this Amendment and shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                               FIRST NATIONWIDE BANK,
                               A FEDERAL SAVINGS BANK



                              By: /s/ GERALD J. FORD
                                  -----------------------------------------
                                  Gerald J. Ford
                                  Chairman and Chief Executive Officer

                                  /s/ J. RANDY STAFF
                                  -----------------------------------------
                                  J. Randy Staff